Exhibit 10.2

Special Retention RSU Grant with Full Vesting on Early Termination

RESTRICTED STOCK UNIT AWARD AGREEMENT
under the
ALBEMARLE CORPORATION 2017 INCENTIVE PLAN

As of the _____ day of _______________, 20___, Albemarle Corporation, a Virginia corporation (the “Company”), and «Name» (“Participant”), hereby agree to the terms of this “Award Agreement” which reflects the terms and provisions of the Award (as defined below) made pursuant to and subject to the provisions of the Company’s 2017 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.
Contingent Restricted Stock Unit
1.Grant Date. Pursuant to the Plan, the Company, on the ____ day of ____________, 20___ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of «# of Units» Restricted Stock Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.
2.Value. The value of each Restricted Stock Unit on any date shall be equal to the value of one share of the Company’s Common Stock on such date; and the value of the Company’s Common Stock is the Fair Market Value of the Stock (as defined in the Plan) on the relevant date.
Vesting of Restricted Stock Units
3.Restrictions. Except as otherwise provided herein, the Restricted Stock Units shall remain nonvested, nontransferable and subject to a substantial risk of forfeiture as provided in paragraph 7.
4.Vesting. Subject to Participant’s continued employment with the Company (except as otherwise provided herein), Participant’s interest in the Restricted Stock Units shall become vested and non-forfeitable on the third anniversary of the Grant Date.
5.Vesting Upon a Qualifying Termination Event or an Early Termination Event. Notwithstanding anything in this Notice of Award to the contrary, if, prior to the forfeiture of the Restricted Stock Units under paragraph 7, Participant experiences a Qualifying Termination Event or an Early Termination Event (as such terms are defined in paragraph 8), Restricted Stock Units that are forfeitable shall become vested in accordance with this paragraph 5.
(a)    In the event of a Qualifying Termination Event, the Restricted Stock Units shall become vested as to a pro-rata portion of the Award, as determined in accordance with the following sentence. The pro-rata portion of the Award that shall vest pursuant to the preceding sentence shall be equal to 1/36th of the Restricted Stock Units subject to the Award, for each full month of service performed by Participant after the Grant Date and prior to the Qualifying Termination Event, up to 36 months. The non-vested portion of the Award shall be forfeited.
(b)    In the event of an Early Termination Event, the Restricted Stock Units shall become fully vested.
6.Effects of a Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Restricted Stock Units under paragraph 7, the provisions of this paragraph 6 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
(a)If, upon a Change in Control, a Participant receives a new award which qualifies as a Replacement Award (as defined below), the Replacement Award shall replace this Award and continue subject to the Replacement Award’s terms.
(i)    A “Replacement Award” is an award that substitutes for this Award and meets the following requirements: (i) it has a value at least equal to the value of this Award as determined under applicable law and by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to Participant than the terms and conditions of this Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of a Replacement Award are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. With respect to this Award, any Replacement Award made to Participant must provide that if Participant is either (1) terminated by the Company other than for Cause or (2) voluntarily resigns for Good Reason (as defined in paragraph 8) concurrent with or within two (2) years after the date of the Change in Control, the unvested Replacement Award shall become immediately vested and payable at the time of the termination or resignation. For purposes of paragraphs 6 and 8, references to the Company or an Affiliate shall also include any successor entity.
(b)If, following a Change in Control, the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market, this Award shall continue in effect and be treated as a Replacement Award, provided, however, that if Participant is either (1) terminated by the Company other than for Cause or (2) voluntarily resigns for Good Reason, in either case, concurrent with or within two (2) years after the date of the Change in Control, the unvested Award shall become immediately vested and payable at the time of the termination or resignation.
(c)If, upon a Change in Control that results in the Company’s shares no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Award is granted to Participant, the unvested portion of this Award shall become vested immediately prior to the consummation of the Change in Control.
(d)Notwithstanding the foregoing, upon a Change in Control, the Committee may determine that this Award shall be canceled and terminated for consideration in accordance with Article 17 of the Plan.
7.Forfeiture of Unvested Restricted Stock Units. Except as provided in paragraph 6 with respect to terminations of employment occurring within two (2) years after the date of a Change in Control, all Restricted Stock Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except a Qualifying Termination Event or an Early Termination Event.

8.Definitions.
(a)For purposes of this Award, “Qualifying Termination Event” shall mean a Participant’s death or Disability.
(i)“Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(b)An “Early Termination Event” for purposes of this Award shall mean a termination of Participant’s employment by the Company or an Affiliate other than for Cause.
(c)“Good Reason” for purposes of paragraph 6 shall mean:
(i)    a change in Participant’s position which in Participant’s reasonable judgment does not represent a promotion of Participant’s status or position immediately prior to the Change in Control or the assignment to Participant of any duties or responsibilities, or diminution of duties or responsibilities, which in Participant’s reasonable judgment are inconsistent with Participant’s position in effect immediately prior to the Change in Control;
(ii)    a reduction by the Company in the annual rate of Participant’s base salary as in effect immediately prior to the date of a Change in Control;
(iii)    the Company’s requiring Participant’s office nearest to Participant’s principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;
(iv)    the failure by the Company to continue in effect compensation or benefit plans in which Participant participates, which in the aggregate provide Participant compensation and benefits substantially equivalent to those prior to a Change in Control; or
(v)    the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any Severance Compensation Agreement.
In order for one of the foregoing events to constitute Good Reason, (i) Participant must notify the Company in writing no later than 90 days after the relevant event stating which Good Reason event has occurred, and (ii) the Company shall not have corrected the Good Reason event within thirty (30) days after Participant’s notice.
(d)If the events described in paragraph 6 or a Qualifying Termination Event or an Early Termination Event occur after the date that Participant is advised that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

Payment of Awards
9.Time of Payment. Payment of Participant’s Restricted Stock Units shall be made as soon as practicable after the Units have vested, but in no event later than March 15th of the calendar year after the year in which the Units vest.
10.Form of Payment. The vested Restricted Stock Units shall be paid in whole shares of the Company’s Common Stock.
11.Death of Participant. If Participant dies prior to the payment of their non-forfeitable Restricted Stock Units, such Units shall be paid to their Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to Participant’s estate.
12.Taxes. The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by Participant as their place of residence in the Company's system of record at the time the Award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.
General Provisions
13.Accounts. Restricted Stock Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. A Participant’s Account shall be the record of Restricted Stock Units granted to Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.
14.No Right to Continued Employment. Neither this Award nor the granting or vesting of Restricted Stock Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.
15.Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
16.Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.
17.Participant Bound by Non-Compete Agreement. Participant acknowledges that they have signed the separate EMPLOYEE NON-SOLICITATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (the “Non-Compete Agreement”) entered between them and the Company concurrently with entering into this Award Agreement. Participant further acknowledges and agrees that in the event of a breach of any of the terms of the Non-Compete Agreement on their part, before or after the vesting and/or payment of this Award, in addition to any and all consequences otherwise set forth in the Non-Compete Agreement,

Participant shall immediately forfeit any and all rights under this Award, and to the extent any portion of the Award shall have already been paid to Participant, the Company shall have the right to recoup such Award in full.
18.Conflicts.
(a)In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.
(b)In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and Participant, including, but not limited to, any Severance Compensation Agreement entered between Participant and the Company, the provisions of this Award shall govern.
19.Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.
20.Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of the separate Albemarle Corporation Recoupment Policy, as such Policy may be amended from time to time.
IN WITNESS WHEREOF, the Company and Participant have each caused this Award to be signed on their behalf, effective as of the date noted in the first paragraph of this Award Agreement.

ALBEMARLE CORPORATION

By:    ______________________________

PARTICIPANT:

_______________________________
«Name»
    5